Exhibit 10.6
FIRST AMENDMENT TO
REAL ESTATE PURCHASE AND SALE AGREEMENT
      THIS FIRST AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into as of November 2, 2006 by and between CLSB I, LLC, a Delaware limited liability company (the “Seller”), having an office c/o Lyme Properties LLC, 101 Main Street, 18th floor, Cambridge, MA 02142 Attn: Robert L. Green and BioMed Realty, L.P., a Maryland limited partnership (the “Purchaser”), having an office at 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128. CLSB II, LLC, a Delaware limited liability company (the “CLSB II Assignor”) having an office c/o Lyme Properties, LLC, 101 Main Street, 18th floor, Cambridge, MA 02142 Attn: Robert L. Green, has also executed this Agreement for the purposes of provisions applicable to it, if any.
      The parties desire to make certain amendments to a certain Purchase and Sale Agreement entered into by them with an Effective Date of October 20, 2006 (“P&S”).
      Capitalized terms used herein and not otherwise defined shall have the meaning given in the P&S.
      In consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the P&S will be amended as follows:
1.	In the first sentence of Section 6.4(a) before the first proviso, each use of the word “Lease” shall be replaced with the word “lease”.

2.	In the first sentence of Section 6.4(b) before the first proviso, the words “or other contracts” shall be added after the word “Other Matters” in each instance.

3.	Each of the items listed in clause 8.2(j)(ii) shall be delivered to Purchaser at the Closing (or to any lender that Purchaser designates in writing to Seller at least five (5) business days prior to Closing). In addition, at the Closing Seller shall deliver to Purchaser each document or instrument that is reasonably required to transfer any such items to Purchaser or such lender.

4.	The first two sentences of Section 11.3 shall be amended and restated in their entirety as follows:

“Neither this Agreement nor any interest hereunder shall be assigned or transferred by Seller or Purchaser; provided, however, that Purchaser may assign its rights hereunder at Closing to any Permitted Assignee, and

Purchaser may designate any single purpose entity or entities that are wholly owned and controlled by Purchaser or by Purchaser’s REIT Entity to take title to the Property and to execute and deliver the documents to be executed and delivered by Purchaser hereunder in connection with the Closing (any such entity, a “Permitted Assignee” hereunder). For purposes of clarity, Purchaser shall have the right to assign its right to take title to all or any portion of the Property under this Agreement to one or more separate single-purpose entities that are wholly owned and controlled by Purchaser or Purchaser’s REIT Entity solely for the purposes of such entity taking title at Closing and executing such documents, but the Purchaser named herein (i.e., BioMed Realty, L.P.) shall not be released hereunder and shall continue to be liable for all the covenants and obligations of “Purchaser” hereunder and shall execute and deliver at Closing any required instruments and documents that “Purchaser” (as opposed to such single-purpose entities) may be required to deliver hereunder.”
5.	The parties have agreed that the CLSB II Purchase Money Loan will not be sold or purchased. Consequently, all references in the P&S to “CLSB II Purchase Money Loan” and “CLSB II Assignor” and all provisions relating to such Loan and CLSB II Assignor (including without limitation Section 2.2(c)(5)) are hereby deemed deleted and the Purchase Price is hereby reduced by Seventeen Million Six Hundred Thousand Dollars ($17,600,000) and is now agreed to be Four Hundred Eighty-Nine Million, Seven Hundred Seventy Thousand Dollars ($489,770,000).

6.	In addition to the Seller’s and Purchaser’s deliveries set forth in Sections 8.2 and 8.3, Seller and Purchaser shall execute and deliver at the Closing an Assignment and Assumption Agreement in the form of Schedule BRA Assignment and Assumption Agreement attached hereto.

7.	In addition to the Seller’s deliveries set forth in Section 8.2, Seller shall deliver a certificate of BIDMC substantially in the form attached as Schedule BIDMC ROFO Certificate or in such other form as shall reasonably meet the standards set forth for the certificate required to be delivered by BIDMC under the Quitclaim Deed (Blackfan Research Center Parcel) from BIDMC to Seller dated June 24, 2005 and recorded with Suffolk County Registry of Deeds in Book 37389, Page 151, reciting compliance with certain purchase rights as set forth in such Deed.

8.	On Monday, November 6, 2006, Seller will send the easement estoppels substantially in the form attached as Schedule Easement Estoppels (“Easement Estoppels”) to BIDMC and to Longwood Research Institute, Inc. requesting such estoppels with respect to that certain Cross Easement Agreement recorded with Suffolk County Registry of Deeds in Book 37389, Page 173, and that certain Mutual Garage Easement, Exclusive Use Easements, Support Rights Easement Agreement and Notice of Garage Regulation and Operating Agreement recorded with said Deeds in Book 37390, Page 1. If one or more such Easement Estoppels is not obtained by the Closing, at its election Seller may give a Seller’s Estoppel Certificate with respect thereto or may adjourn the Closing for up to sixty (60) days in order to obtain such Easement Estoppel. If Seller elects to give a Seller’s Estoppel Certificate, such Seller’s Estoppel Certificate shall be substantially in the form of the Schedule Easement Estoppels but shall also contain the following provisions: “This Estoppel is delivered by Seller to Purchaser pursuant to a Real Estate Purchase and Sale Agreement between Seller and Purchaser dated ___, ___, 200___(the “Purchase Agreement”) which provides for a Seller Estoppel Certificate, and Seller’s liability hereunder shall be subject to all time, dollar and other limitations on Seller’s liability set forth in the Purchase Agreement and to the other provisions of the Purchase Agreement that apply to a Seller Estoppel Certificate. Whenever a representation herein is qualified by the phrase “to Seller’s knowledge”, or by words of similar import, such knowledge shall be limited as provided in the Purchase Agreement. No officer, director, owner, manager, trustee, or agent of Seller shall have any liability hereunder. As used herein, knowledge means the actual knowledge possessed by Seller as of the date hereof without having any duty to make, or having made, any inquiry.” Receipt of Easement Estoppels, either from such other parties or from Seller, shall be a condition of Closing for the benefit of Purchaser in addition to the Seller’s deliveries set forth in Section 8.2 of the P&S. Seller shall be entitled to continue to deal with BIDMC and Longwood Research Institute, Inc. after Closing to attempt to obtain an Easement Estoppel. If Purchaser subsequently receives an Easement Estoppel from either BIDMC or Longwood Research Institute, Inc. for whom Seller has delivered a Seller’s Estoppel Certificate, Seller shall thereupon be released from liability with respect to the Seller’s Estoppel Certificate given with respect to such Person to the extent that the information contained in the Easement Estoppel so obtained is materially consistent with the information contained in Seller’s Estoppel Certificate. In addition to the foregoing, receipt of the Turnkey Garage Estoppel, either from BIDMC or from Seller (in the form of a Seller’s Estoppel Certificate incorporating the foregoing provisions and otherwise in the same manner and subject to the same rights and obligations as is the case with Seller’s Estoppel Certificates given with respect to Easement Estoppels), shall be a condition of Closing for the benefit of Purchaser in addition to the Seller’s deliveries set forth in Section 8.2 of the P&S. No Easement Estoppels (or Seller’s Estoppel Certificate delivered on account thereof) shall count towards the requirement to deliver Easement Estoppels hereunder if the same (A) discloses any material default by Seller or another party to any agreement that is the subject of such Easement Estoppel or (B) contains information that is materially inconsistent with the information set forth in such agreements as made available to Purchaser before the commencement of the Restricted Period or (C) discloses any information that would make any Seller Representation untrue in any material respect.

9.	On Monday, November 6, 2006, Seller will send the TAPA amendment form substantially in the form attached hereto as Schedule TAPA Amendment requesting that the Boston Transportation Department state that it will approve an executed copy of such form. In addition to the Seller’s deliveries set forth in Sections 8.2, at the Closing Seller will execute and deliver the form of Schedule TAPA Amendment; but such statement by the Boston Transportation Department is not a condition of Closing.

10.	Schedule 2.2 as attached to the P&S is deleted and Schedule 2.2 Revised as attached hereto is substituted in place thereof (and the amount of $186,438,767 defined as “Pro

Forma Remaining Major Line Item Cost” in Section 2.2 of the P&S is deleted as being of no operative effect in the P&S).

11.	The parties acknowledge that the Study Period has expired. Purchaser shall perform its obligations with respect to the remaining Deposit owing under Section 3.1 of the P&S. If, on or before 5:00 p.m. Boston time on November 10, 2006, Purchaser delivers to Seller a Survey which Survey shows any matters that have a material and adverse effect on the value or development of the Property (“Materially Adverse Survey Matters”), such Materially Adverse Survey Matters are identified in reasonable detail in a notice of Purchaser accompanying such Survey (“Survey Notice”) and such Materially Adverse Survey Matters were not shown on that survey entitled “ALTA/ACSM Land Title Survey, Beth Israel Deaconess Medical Center, East Campus, Boston, Massachusetts, Issued For: Lyme Properties LLC”, prepared by Vanasse Haugen Brustlin, Inc., dated June 2, 2005, then Purchaser may in such Purchaser’s Survey Notice unconditionally elect to terminate the P&S (subject to Seller’s rights as set forth hereafter). If Purchaser fails to timely and properly deliver such Survey Notice, then the provisions of this paragraph shall conclusively be deemed waived at 5:00 p.m. Boston time on November 10, 2006. If Seller receives a Survey Notice, then Seller may within five (5) business days thereafter elect to attempt to cure the Materially Adverse Survey Matters by giving written notice of such election to Purchaser, and Seller’s failure so to elect within such time shall conclusively be deemed to be an election not to attempt to cure. If Seller so elects to cure, then Purchaser’s termination shall be suspended for up to sixty (60) days while Seller attempts such cure. If within such time Seller so cures the Materially Adverse Survey matters, then the Closing shall occur as provided in the P&S. If Seller elects (or is deemed to have elected) not to cure such Materially Adverse Survey Matters, or if Seller elects to cure and within such time Seller fails to cure such Materially Adverse Survey Matters, then in either such case the suspension of Purchaser’s termination shall end, Seller shall receive Ten Million Dollars ($10,000,000) of the Deposit, the balance of the Deposit shall be returned to Purchaser, and thereupon all obligations of the parties under the P&S shall terminate without recourse except for the Surviving Obligations.

12.	Section 6 of Schedule 8.2(e) to the P&S shall be deleted. At or before the Closing, Seller shall pay Contractor with respect to its claim on account of work performed to repair damage to and around certain utility lines owned by MATEP that occurred as a result of an incident on or about June 23-24, 2006 (the “MATEP Repair Work”) so that Contractor reasonably acknowledges full payment for, and satisfaction of the owner’s obligation with respect to payment for, the MATEP Repair Work. At the Closing, and thereafter, Purchaser shall reasonably cooperate with Seller in executing such instruments as Seller may reasonably request to allow Seller or its successors and assigns full power, right and standing to bring legal proceedings against Berry and its subcontractors and sub-subcontractors and their respective insurers, and against the builders risk insurer of the Property, to recover for any losses or damages that CLSB I has suffered as a result of the incident giving rise to the MATEP Repair Work, including those represented by payments made by Seller to Contractor; and notwithstanding anything in the P&S to the contrary any such claims are reserved to Seller, are not included within the definition of

Personal Property and are not being assigned to Purchaser. The provisions of this Section shall survive the Closing.

13.	Purchaser will prepare and deliver to Seller an estoppel certificate as described in section VII of the Declaration of Easements, dated as of December 11, 1992, by The Beth Israel Hospital Association, a non-profit organization organized under M.G.L. c. 180, and recorded in the Suffolk County Register of Deeds as document number 17945129. Seller shall promptly thereafter cause such estoppel certificate to be sent to the appropriate parties as designated by Purchaser for execution and shall cooperate with Purchaser’s efforts to obtain such executed estoppel certificate from such appropriate parties.

14.	In all other respects the P&S is ratified and confirmed.
      IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Amendment as of the date first written above.

CLSB II, LLC joins in this agreement solely for the purposes of the applicable CLSB II Assignor Provisions set forth in this Amendment	SELLER: CLSB I, LLC

By: Center for Life Science, LLC, its manager

By: Center for Life Science, LLC, its manager		By: New Blackfan, LLC, its manager

By: New Blackfan, LLC, its manager		By: Lyme Properties, LLC, its manager

By: Lyme Properties, LLC, its manager

By:	/s/ GEORGE LIGHTBODY		By:	/s/ GEORGE LIGHTBODY

	Name:	George Lightbody		Name:	George Lightbody

	Its:	CFO		Its:	CFO

PURCHASER:

BIOMED REALTY, L.P.

By:	/s/ GARY A. KREITZER

	Name:	Gary A. Kreitzer

	Title:	Executive Vice President

By:	/s/ KENT GRIFFIN

	Name:	Kent Griffin

	Title:	Chief Financial Officer